                                                            HECO Exhibit 10.7(a)
                                                            --------------------



                           INTERCONNECTION AGREEMENT


                                    between

                              ENCOGEN HAWAII, L.P.

                                      and

                      HAWAII ELECTRIC LIGHT COMPANY, INC.

                               TABLE OF CONTENTS
                               -----------------

RECITALS.................................................................   1

AGREEMENT................................................................   1

1.   DEFINITIONS.........................................................   1

2.   DESIGN, ENGINEERING AND CONSTRUCTION OF INTERCONNECTION FACILITIES..   2

3.   GOVERNMENTAL APPROVALS..............................................   3

4.   EASEMENTS AND RIGHTS-OF-WAY, ETC....................................   3

5.   OPERATION AND MAINTENANCE...........................................   4

6.   PAYMENT FOR THE INTERCONNECTION FACILITIES..........................   4

7.   TRANSFER OF OWNERSHIP/TITLE.........................................   5

8.   RELOCATION OF INTERCONNECTION FACILITIES............................   6

9.   NEW TRANSMISSION LINE...............................................   6

10.  DETERMINATION OF RECONDUCTORING COSTS...............................   7

11.  INDEMNIFICATION.....................................................   8

12.  PUC APPROVAL........................................................   8

13.  ASSIGNMENT..........................................................   8

14.  DISPUTE RESOLUTION..................................................   8

15.  COUNTERPARTS........................................................   8

16.  TERMINATION; SURVIVAL...............................................   8


17.   GOVERNING LAW AND INTERPRETATION..................................    8

18.   MODIFICATION OR AMENDMENT.........................................    9

19.   NOTICES...........................................................    9

20.   NO PARTY DEEMED DRAFTER...........................................    9

21.   HEADINGS..........................................................    9

22.   NO WAIVER.........................................................    9

23.   SEVERABILITY......................................................    9

24.   ENTIRE AGREEMENT..................................................   10

                           INTERCONNECTION AGREEMENT
                           -------------------------





          This INTERCONNECTION AGREEMENT (this "Agreement"), is made as of this 22nd day of October, 1997, between ENCOGEN HAWAII, L.P., a Delaware limited partnership with its principal offices in Dallas, Texas ("SELLER"), and HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation with its principal offices in Hilo, Hawaii ("HELCO").



                                   RECITALS:
                                   ---------

          A. SELLER and HELCO have entered into a certain Power Purchase Agreement dated as of October 22, 1997 (the "Power Purchase Agreement" or "PPA"), pursuant to which SELLER will sell to HELCO electric output from an approximately 60-megawatt diesel oil-fired power production facility (the "Facility") to be constructed in Haina, Hawaii.

          B. In order to permit a flow of electricity between the Facility and HELCO's existing electric system, certain interconnection facilities need to be constructed, all as more particularly described on Schedule 1 attached to this
                                                   ----------
Agreement (collectively, the "Interconnection Facilities").

          C. Pursuant to Decision and Order No. 15053 ("D&O No. 15053") issued by the Hawaii Public Utilities Commission ("PUC"), HELCO is required to design, procure and construct a new sixty-nine (69) kilovolt (kV) transmission line from Keamuku to the New Switching Station, all as more particularly described on
Schedule 2 attached to this Agreement (the "New Transmission Line") and SELLER
----------
is required to make certain payments to HELCO in connection with the New Transmission Line.

          D. SELLER and HELCO desire to set forth their respective responsibilities for the design, engineering, construction, ownership, operation and maintenance of the Interconnection Facilities, and certain costs and obligations associated therewith, and their respective responsibilities concerning the New Transmission Line pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of SELLER and HELCO agrees as follows:


                               A G R E E M E N T
                               - - - - - - - - -

          1.  Definitions. Unless otherwise defined herein, all capitalized
              -----------
terms used in this Agreement shall have the meanings assigned to such terms in the Power Purchase Agreement.

          (a) "Baseline Interconnection Configuration" shall have the meaning set forth in Section 6(b).

          (b) "Contractors" shall have the meaning set forth in Section 2(b).

          (c) "Independent Engineer" shall have the meaning set forth in Section 10(a).

          (d) "New Switching Station" shall mean the new switching station to be designed and constructed by SELLER and transferred to HELCO as depicted in
Exhibit 1 to Schedule 1 attached to this Agreement.
             ----------

          (e) "Plans" shall have the meaning set forth in Section 2(c).

          (f) "Point of Interconnection" shall mean the point at the New Switching Station side of the high side step up transformer isolating switch, as depicted on the interconnection diagram attached as Exhibit 1 to Schedule 1 to
                                                                 ----------
this Agreement.

          (g) "Reconductoring Costs" shall have the meaning set forth in
Section 10.

          (h) "Residual Payment Amount" shall have the meaning set forth in
Section 7(b).

          (i) "Scope of Work" shall have the meaning set forth in Section 10(b).

          (j) "Specifications" shall have the meaning set forth in Section
10(b).

          (k) "Standards" shall have the meaning set forth in Section 2(c).

          (l) "Transfer Date" shall have the meaning set forth in Section 7(a).


      2.  Design, Engineering and Construction of Interconnection Facilities.
          ------------------------------------------------------------------

          (a) SELLER shall be responsible for the design, engineering and construction of the Interconnection Facilities.

          (b) SELLER may, at its option, engage third party consultants or contractors (the "Contractors") to perform its obligations hereunder; provided
                                                                      --------
that SELLER's selection of any Contractor shall be subject to HELCO's prior
----
approval, which approval shall not be unreasonably withheld.

          (c) The design and engineering plans (the "Plans") of SELLER regarding the Interconnection Facilities shall comply with (i) all applicable laws; (ii) HELCO's design specifications and construction standards listed on Schedule 3 and (iii)
                                                           ----------
Good Engineering and Operating Practices (collectively, the "Standards").
Unless otherwise agreed to by the parties, HELCO shall have twenty (20) days following receipt of SELLER's Plans for its review, comment and verification that the Plans comply with the Standards, which verification shall not be unreasonably withheld. HELCO shall be deemed to have waived its right to review and comment under this Section 2(c) and to have given its verification with respect to such Plans if it fails to exercise its rights within such twenty (20) day period. If HELCO reasonably determines that SELLER's Plans are not in accordance with the Standards, then it may request in writing a response from SELLER to its comments and SELLER shall respond in writing within twenty (20) days of such request by providing (i) its justification for why its Plans conform to the standards or (ii) changes in the Plans responsive to HELCO's comments and in accordance with the Standards.

          (d) SELLER shall permit HELCO to inspect the construction of its Interconnection Facilities at all reasonable times during normal business hours and upon prior notice to its designated contact, which if oral shall be promptly documented in writing. SELLER shall also provide HELCO with monthly progress reports on the status of the construction. At HELCO's reasonable request, SELLER shall provide HELCO an opportunity to meet with appropriate personnel and any contractors to discuss and assess any such progress report.

          (e) Construction of the Interconnection Facilities shall be completed and the Interconnection Facilities shall be demonstrated to be commercially operable by the Phase 1 In-Service Date Deadline, as extended for Force Majeure. In the event that SELLER fails to complete the Interconnection Facilities by such date, and the components not completed are necessary to SELLER's eligibility to receive Capacity Charge payments under Article V of the Power Purchase Agreement, HELCO shall have no obligation to make such Capacity Charge payments until such work is completed and the conditions of Article V of the Power Purchase Agreement are satisfied.

          (f) HELCO and SELLER shall cooperate in good faith to coordinate tie-in of the Interconnection Facilities to HELCO's electrical system.

      3.  Governmental Approvals. SELLER shall obtain all required permits,
          ----------------------
licenses, approvals and other governmental authorizations (the "Governmental Approvals") required to construct, own and operate the Interconnection Facilities prior to the Transfer Date. HELCO shall obtain all other Governmental Approvals required, if any, to maintain and operate the Interconnection Facilities on and after the Transfer Date. On or before the Transfer Date, SELLER shall provide HELCO with copies of all such permits and approvals obtained by SELLER regarding the construction, ownership or operation of the Interconnection Facilities.

      4.  Easements and Rights-of-Way, Etc. SELLER shall obtain all easements
          ---------------------------------
and rights-of-way on the Site and on any other affected property which are required to construct, maintain and operate the Interconnection Facilities. At HELCO's request, SELLER shall use reasonable efforts to obtain perpetual easements; provided, that, HELCO shall pay or reimburse SELLER for any
           --------  ----
incremental costs incurred by SELLER in connection therewith. Such easements and rights of way shall not contain terms and conditions which are not commercially reasonable and shall be provided in advance to HELCO for its review. Furthermore, to the extent the existing easement or right of way relating to SELLER's two one-mile lines are not adequate to also accommodate the corresponding segment of HELCO's New Transmission Line, SELLER shall use reasonable efforts to obtain the additional necessary easement; provided that
                                                                -------------
HELCO shall pay or reimburse SELLER for any incremental costs incurred by SELLER in connection therewith.

      5.  Operation and Maintenance. SELLER shall operate and maintain, at its
          -------------------------
cost, the Interconnection Facilities prior to the Transfer Date. On and after the Transfer Date, HELCO shall own, operate and maintain the Interconnection Facilities. So long as the Interconnection Facilities are dedicated exclusively to SELLER, SELLER shall reimburse HELCO for all reasonable and routine operation and maintenance expenses of such facilities, subject to review and approval by SELLER, which approval shall not be unreasonably withheld. In the event HELCO taps off the lines or New Switching Station included in the Interconnection Facilities, for its benefit or the benefit of other parties (including, without limitation, other nonutility generators), HELCO or such other party shall share proportionately in the operation and maintenance expenses for that specific portion of the Interconnection Facilities. HELCO shall operate and maintain, at its cost, the remainder of the HELCO transmission system, including without limitation, the New Transmission Line.

      6.  Payment for the Interconnection Facilities.
          ------------------------------------------

          (a) SELLER shall bear the cost of design, engineering and construction of the Interconnection Facilities. SELLER shall reimburse HELCO for the reasonable out-of-pocket costs for any work which may be done on such Interconnection Facilities by HELCO or its Contractors pursuant to this Agreement or at SELLER's request.

          (b) HELCO shall, at SELLER'S option, reimburse SELLER or pay for any and all reasonable incremental costs which SELLER incurs or would incur relating to the Interconnection Facilities which are incurred to tie-in the New Transmission Line or which are necessary to accommodate the New Transmission Line, including without limitation the costs of any additional breakers, additional easements or rights of way, or the incremental costs of additional poles or the use of steel poles in lieu of wood poles, and any costs associated therewith. For purposes of this Agreement, such "incremental costs" shall include, without limitation, all procurement and construction costs above and beyond those that would normally be incurred in accordance with custom in the power generation industry in connection with a four-line (element) breaker and one half configuration, based on six breakers and two transformers (the "Baseline Interconnection Configuration"). SELLER shall bear any additional design costs associated with modification of the Baseline Interconnection Configuration to accommodate the New Transmission Line.

      7.  Transfer of Ownership/Title.
          ---------------------------

          (a) Following completion of the construction of the Interconnection Facilities (but prior to the Phase 1 In-Service Date Deadline, as extended for Force Majeure), SELLER shall transfer (such transfer date, the "Transfer Date") to HELCO all of SELLER's right, title and interest in and to the Interconnection Facilities to the extent that such facilities were constructed and owned by SELLER. In connection with the transfer of the Interconnection Facilities, SELLER shall transfer and assign to HELCO all applicable manufacturer's or Contractor's warranties which are assignable. The Interconnection Facilities shall be transferred by SELLER to HELCO "as is, where is" and SELLER shall not provide any warranty whatsoever regarding the Interconnection Facilities, other than the assignment of such manufacturer's or Contractor's warranties.

          (b) HELCO's title and ownership of the Interconnection Facilities shall be free and clear of subcontractor liens and encumbrances, subject to the following restrictions: (1) SELLER shall reserve and shall at all times have the right to use the Interconnection Facilities (as the same may be replaced, expanded, or modified) for so long as the Facility (as the same may be replaced, expanded, or modified) continues operations at the Site; provided, that, SELLER
                                                         --------  ----
shall have no right to use the Interconnection Facilities subsequent to the termination of the PPA or to receive the Residual Payment Amount (as defined herein) if such termination is the result of an event of default by SELLER pursuant to Sections 7.1A(4), (7), (8), (9), (12), (13), (18) or (19) of the
PPA; and provided, further, that in the event the SELLER notifies HELCO that the
         --------  -------
Facility has ceased operations, HELCO shall, within thirty (30) days, pay SELLER an amount (the "Residual Payment Amount") to be determined by the parties in good faith based upon depreciated book value or salvage value of the Interconnection Facilities, whichever is greater (or by appraisal if the parties cannot agree within thirty (30) days) based upon the residual value of the Interconnection Facilities at the time the Facility ceases to operate and such right of access terminates; and (2) until such time as the Residual Payment Amount is paid and except as specifically provided otherwise in Section 8, HELCO shall not relocate the Interconnection Facilities or sell, lease or otherwise
encumber such facilities without SELLER'S prior written consent.   SELLER's
continuing right to use the Interconnection Facilities after the term of the PPA as provided herein shall not, in and of itself, create any right of access to HELCO's electrical system for purposes of wheeling to other purchasers of energy and/or capacity and shall not preclude HELCO from charging for such wheeling services to the extent permitted by law and applicable regulations.

          (c) In connection with the transfer of the Interconnection Facilities to HELCO, SELLER shall, at its option, grant or transfer to HELCO such easements, rights of way, or licenses as the case may be necessary to operate and maintain the Interconnection Facilities on and after the Transfer Date.

          (d) In connection with SELLER's transfer of the Interconnection Facilities, HELCO shall be responsible for and shall pay any and all expenses, costs and taxes in connection with the transfer of the Interconnection Facilities and shall indemnify and make SELLER whole for any such taxes, expenses or costs. On and after the Transfer Date, HELCO shall be responsible for all property and other taxes associated with the ownership and operation of the Interconnection Facilities.

          (e) During the term of the PPA, the Interconnection Facilities shall be dedicated primarily to accommodate the delivery of electricity by SELLER to HELCO under the PPA (or, if applicable, by HELCO to SELLER), and SELLER shall not use the Interconnection Facilities in a manner that conflicts or interferes with the performance of its obligations under the PPA.

      8.  Relocation of Interconnection Facilities. Should HELCO be required
          ----------------------------------------
after the Transfer Date, pursuant to (i) terms of an applicable easement relating to such Interconnection Facilities or (ii) a request by the State of Hawaii or a county thereof in the event such Interconnection Facilities fall within Hawaii's or such county's right of way, to relocate any part of the Interconnection Facilities, SELLER shall pay or reimburse HELCO for its reasonable, out-of-pocket cost and expenses in connection with such relocation and the reconnection of the Facility with HELCO's electrical system; provided,
                                                                     --------
that, HELCO shall use reasonable efforts to effect such relocation in a prompt
----
and cost effective manner and shall, during any related disconnection of the Facility, continue to make Capacity Charge payments under the Power Purchase Agreement.

      9.  New Transmission Line.
          ---------------------

          (a) HELCO shall provide SELLER with monthly progress reports (or such other reports as filed by HELCO with the PUC) documenting HELCO's progress in constructing the New Transmission Line; provided, that, HELCO's obligations to
                                        --------  ----
purchase energy and capacity under the Power Purchase Agreement shall not be affected in any way by HELCO's failure to complete or delays in completing the New Transmission Line. HELCO shall have full responsibility for and shall bear any and all costs of such actions or equipment as may be necessary for HELCO to accept the full electrical output of the Facility. In the event that HELCO is unable to accept the full electrical output of the Facility due to its failure to take such actions, HELCO shall be obligated to pay SELLER the Capacity Charge payments to which it would have been entitled under the PPA if HELCO had taken such necessary actions.

          (b) In connection with the New Transmission Line, SELLER agrees to pay HELCO an amount equal to the Reconductoring Costs (as determined pursuant to Section 10) in three (3) installments as follows:

     Upon the issuance of final, non-appealable
     PUC Order approving the PPA:                  30%

     Upon HELCO's receipt of final
     Environmental Impact Statement
     regarding the New Transmission Line:          30%

     Upon energizing and placing of the New

     Transmission Line in service:                 40%

     Such amounts shall be due and payable by SELLER to HELCO within thirty (30) days after SELLER's receipt of: (i) a certificate signed by a duly authorized officer of HELCO, certifying that such milestone event has occurred; and (ii) such other supporting evidence and documentation as SELLER shall reasonably request. Except as provided in this Section 9(b), SELLER shall not be responsible for any other costs related to the New Transmission Line.

          (c) Upon completion of the New Transmission Line, HELCO and SELLER shall cooperate to coordinate the tie-in of the New Transmission Line with Interconnection Facilities in a manner that minimizes the interruption of the Facility operation; provided that during such interruption HELCO shall remain
                    -------------
obligated to make Capacity Charge payments to SELLER as provided in the PPA.

          10.  Determination of Reconductoring Costs.
               --------------------------------------

          (a) The parties shall hire an independent engineer (the "Independent Engineer") from the list of qualified independent engineers set forth on
Schedule 4 attached hereto to determine the cost of reconductoring HELCO's
----------
sixty-nine (69) kV transmission line from its Waimea Substation to its Honokaa substation (such cost, the "Reconductoring Costs").

          (b) The scope of work to be performed by the Independent Engineer (the "Scope of Work") and the reconductoring specifications (the "Specifications") shall be mutually determined by the parties within forty-five (45) days following the PUC Submittal Date and shall be attached as Schedule 5 to this
                                                          ----------
Agreement.

          (c) The cost of the work to be performed by the Independent Engineer as provided in Section 10(b) shall be borne by SELLER.

          (d) The Reconductoring Costs shall include only the cost of replacing the existing conductors (as of the date of this Agreement) on the Honokaa-Waimea 69 kV transmission line, including, but not limited to, normal AFUDC (as determined in accordance with custom in the power generation industry), switching costs, traffic control costs and other costs normally incurred by HELCO in such reconductoring projects, but shall exclude the costs of pole replacement, unless such pole must be replaced by a larger pole to accommodate a higher rated conductor. Replacement of deteriorated poles shall not be included in determining Reconductoring Costs unless the pole would have been replaced under the foregoing sentence regardless of its condition.

          (e) The Independent Engineer's determination of the Reconductoring Costs in accordance with the Scope of Work and the Specifications shall be accepted by the parties for purposes of calculating the payment pursuant to
Section 9(b), unless either party can demonstrate the existence of a material error or omission by the Independent Engineer in making such determination. In the event of a dispute regarding such determination which is not resolved within thirty (30) days, the parties shall appoint a new Independent Engineer from the list on

Schedule 4, who shall review the work performed by the first Independent
----------
Engineer and issue a determination which shall be binding on the parties. The cost of the new Independent Engineer shall be borne by both parties equally.

          11.  Indemnification.  In connection with the performance of this
               ---------------
Agreement, each party agrees to indemnify and hold harmless the other party from and against any and all liabilities, claims, losses, damages, or expenses, including reasonable counsel fees, whether arising before or after completion of the work hereunder, which may be incurred or sustained by the indemnified party by reason of the negligence, willful act or omission of the other party.

          12.  PUC Approval. The parties' respective obligations hereunder shall
               ------------
be contingent on HELCO's receipt of the PUC Order as defined in the PPA.

          13.  Assignment. The parties shall have the right to assign this
               ----------
Agreement to the same extent the PPA may be assigned pursuant to Article XVII thereof.

          14.  Dispute Resolution. Except as provided in Section 10(e), any
               ------------------
dispute arising under this Agreement shall be resolved, if possible, by HELCO's President and SELLER's project manager, or their respective designees, and any remaining disputes shall be resolved pursuant to arbitration in accordance with the procedures set forth in Article XIV of the PPA, or in the case of a dispute under Section 2(c) hereof, under Section 2.4C of the PPA.

          15.  Counterparts. This Agreement may be executed in several
               ------------
counterparts and all so executed counterparts shall constitute one Agreement, binding on both parties thereto, notwithstanding that both parties may not be signatories to the original or the same counterpart.

          16.  Termination; Survival. This Agreement shall be effective upon
               ---------------------
execution and shall be co-terminous with the Power Purchase Agreement, except for Sections 7(b) and 11 which shall survive termination.

          17.  Governing Law and Interpretation. Interpretation and performance
               --------------------------------
of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction.

          18.  Modification or Amendment. No modification, amendment or waiver
               -------------------------
of all or any part of this Agreement shall be valid unless it is reduced to writing and signed by both parties.

          19.  Notices. Except as otherwise specified in this Agreement, any
               -------
notice, demand or request required or authorized by this Agreement to be given in writing to a party shall be either personally delivered or mailed by registered or certified mail (return receipt requested) postage prepaid to such party at the following address:

     If to SELLER:            Encogen Hawaii, L.P.

                      c/o Enserch Development Corporation
                      1817 Wood Street, Suite #550 - West
                      Dallas, TX 75201
                      Attention: Vice President - Administration
                      (214) 670-2712 (telephone)
                      (214) 670-2974 (fax)

     If to HELCO:     Hawaii Electric Light Company, Inc.
                      P.O. Box 1027
                      Hilo, Hawaii 96720-1027
                      Attention: Manager, Production (or such other person who may be designated in writing by HELCO)

     The designation of such person and/or address may be changed at any time by either party upon written notice given pursuant to the requirements of this
Section 19.  A notice served by mail shall be effective upon receipt.

          20.  No Party Deemed Drafter.  No party shall be deemed the drafter of
               -----------------------
this Agreement. If this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision hereof against any party as the drafter.

          21.  Headings.  The paragraph headings of the various sections have
               --------
been inserted in this Agreement as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Agreement.

          22.  No Waiver.  The failure of either party to enforce at any time
               ---------
any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce every such provision.

          23.  Severability.  If any term or provision of this Agreement or the
               ------------
application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          24.  Entire Agreement.  Except to the extent covered under the PPA,
               ----------------
this Agreement shall constitute the entire agreement between the parties with respect to interconnection of the Facility with HELCO's electrical system, and shall supersede all prior contracts, proposals, negotiations, and discussions, whether written or oral. This Agreement shall govern in the event of a conflict as to interconnection matters between this Agreement and the PPA.

          IN WITNESS WHEREOF, HELCO and SELLER have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                     HELCO: HAWAII ELECTRIC LIGHT COMPANY, INC.


                            By:  /s/ T. Michael May
                                 -----------------------------------
                            Its: Chairman of the Board


                            By:  /s/ Warren H. W. Lee
                                 ------------------------------------
                            Its: President


                     SELLER: ENCOGEN HAWAII, L.P.

                            By:  ENSERCH DEVELOPMENT
                                 CORPORATION HAWAII, INC.
                                 Managing General Partner


                                 By: /s/ Allan V. Smith
                                     ------------------------------

                                     Name:  Allan V. Smith
                                     Title: Senior Vice President

                               LIST OF SCHEDULES
                               -----------------

Schedule 1  Interconnection Facilities
----------

Schedule 2  New Transmission Line
----------

Schedule 3  List of HELCO Design Specifications and Construction Standards
----------

Schedule 4  List of Independent Engineers
----------

Schedule 5  Scope of Work; Specifications
----------

                                   SCHEDULE 1
                                   ----------

                           Interconnection Facilities
                           --------------------------

The Interconnection Facilities set forth in this Schedule 1 shall be installed to form a connection between the Facility and HELCO's electrical system. For the purposes of this Interconnection Agreement, HELCO's electrical system begins at the edge of the Honokaa - Puukapu 69-kV transmission line right-of-way (the "HELCO ROW") and adjacent to the Honokaa substation where the two, new 69-kV transmission lines from the New Switching Station shall connect (by means of a flying tap) to the existing Honokaa - Puukapu 69-kV transmission line - forming a Hamakua - Honokaa 69-kV transmission line and a Hamakua - Puukapu 69-kV transmission line. The two, new 69-kV transmission lines will be terminated onto an anchor pole (if applicable) installed by HELCO at EDC's cost within the HELCO ROW.

The Interconnection Facilities shall be comprised of all power system equipment installed by SELLER and other related equipment as necessary for the interconnection in conformance with the Specifications and Standards listed on
Schedule 3, between the high-side switches of the Facility's 13.8/69-kV step-up transformers and HELCO's electrical system, including the following elements, as depicted in Exhibit 1:

1. The 69-kV New Switching Station, including site preparation, fencing, gates, trenching for cable placement, structures, and buswork configured initially to operate with six (6) breakers arranged in a breaker-and-a-half scheme./1/

2. One (1) 69-kV transmission line from the New Switching Station to the HELCO ROW system, approximately one (1) mile in length, referred to as the Hamakua - Honokaa 69-kV transmission line./2/

3. One (1) 69-kV transmission line from the New Switching Station to the HELCO ROW system, approximately one (1) mile in length, referred to as the Hamakua - Puukapu 69-kV transmission line.

4. Six (6) 69-kV circuit breakers, and associated switches, relays, protection, and controls for the New Switching Station connection of:

     4.a. the Facility's two (2) 13.8/69-kV generator step-up transformers, each rated adequately to handle the entire output of the Facility;

     4.b. the Hamakua - Honokaa 69-kV transmission line; and

------------------------
/1/ The New Switching Station site preparation, fencing, and gates will be designed to accommodate a maximum of nine (9) 69-kV circuit breakers arranged in a breaker-and-a-half scheme.

/2/ The new Hamakua-Honokaa 69-kV transmission line and the new Hamakua-Puukapu
    69-kV transmission line may be supported on two, separate, wood pole lines, or on a single, steel, double-circuit tower line.

                                  Schedule 1

     4.c. the Hamakua - Puukapu 69-kV transmission line.


5. In the event HELCO reasonably requests a change in the configuration from that depicted on Schedule 1, SELLER shall in good faith consider measures to accommodate HELCO's request; provided, that, HELCO shall reimburse and
                                     --------  ----
     make SELLER whole with respect to all direct or indirect costs or loss of revenues resulting from accommodating HELCO's request.

Exhibit 1 to Schedule 1 (drawing):
----------------------------------
ENCOGEN/HELCO Interconnection Agreement: one line diagram of interconnection facilities and the new transmission line

                                  SCHEDULE 2
                                  ----------


                             New Transmission Line
                             ---------------------

The New Transmission Line facilities shall be installed by HELCO in conformance with the Specifications and Standards listed on Schedule 3, and shall include the following elements as depicted on Exhibit 1:

1. One (1) 69-kV transmission line from the New Switching Station to HELCO's existing Keamuku substation, approximately twenty-nine (29) miles in length, referred to as the Hamakua - Keamuku 69-kV transmission line.

2. Four (4) 69-kV circuit breakers two (2) at the New Switching Station and two (2) at the Keamuku Substation, and associated switches, relays, protection, and controls for the breaker-and-a-half New Switching Station connection of the Hamakua - Keamuku 69-kV transmission line.

3. Modifications to HELCO's Keamuku substation associated with the breaker-and-a-half connection of the Hamakua - Keamuku 69-kV transmission line.

4.   Reconductoring and/or rebuilding the 69-kV transmission line segments from:

     4.a. Keamuku substation to Puuhuluhulu substation;

     4.b. Puuhuluhulu substation to Puuwaawaa substation;

     4.c. Puuwaawaa substation to Huehue; and

     4.d. Huehue substation to Keahole substation.

5.   Addition of twelve (12) megavars of 69-kV shunt capacitors in West Hawaii.




                                  Schedule 2

                                  SCHEDULE 3
                                  ----------

            HELCO Design Specifications and Construction Standards
            ------------------------------------------------------

          Hawaii Electric Light Co. Inc.'s Overhead Transmission Line Design and Construction Specifications (a copy of which is on file at the offices of HELCO and Enserch), as transmitted by HELCO to Enserch on or about October 10, 1995.

                                   Schedule 3

                                   SCHEDULE 4
                                   ----------

                         List of Independent Engineers
                         -----------------------------

1.   Mr. Mark Shaw
     C. H. Guernsey & Company
     5555 N. Grand Blvd.
     Oklahoma City, OK  73112
     405-947-5515
     405-947-5542 (fax)

2.   Mr. M. L. Norton
     Miner & Miner Consulting Engineers, Inc.
     910 27th Avenue
     Greeley, CO  80631
     970-352-3706
     970-352-3716 (fax)

3.   Sylva Engineer Corp.
     1303-B Sherwood Forest
     Houston, TX  77043
     713-973-7329
     713-973-7359 (fax)

4.   R. W. Beck
     2101 Fourth Avenue
     Suite 600
     Seattle, WA  98121-2375
     206-441-7500
     206-441-4962 (fax)

                                  Schedule 4

                                  SCHEDULE 5
                                  ----------

              Scope of Work for Independent Engineering Services
              --------------------------------------------------
     To Estimate the Cost of Reconductoring the Honokaa-Waimea 69-kV Line
     --------------------------------------------------------------------

1. SCOPE. The Independent Engineer shall provide a cost estimate for the reconductoring of the existing 69-kV line between Hawaii Electric Light Company's (HELCO) Honokaa and Waimea Substations. The cost estimate shall include the labor and equipment cost of all removal of conductor, insulators and miscellaneous hardware net of material salvage value shown in HELCO's accounting property records. The cost estimate shall include labor, equipment and material cost of new poles, conductors, insulators, guys, anchors and other miscellaneous hardware required to make the facilities complete and operational. The cost estimate shall include the cost of required pole relocations and the transfer of existing distribution facilities to new and relocated poles. The reconductoring cost estimate shall not include any cost of ordinary replacement of deteriorated facilities. The Independent Engineer shall be a currently licensed Professional Engineer in the State of Hawaii.

The Independent Engineer shall utilize as the primary basis for the cost estimate at least four similar projects commenced or completed within the last 24 months. At least two such projects shall have been in the State of Hawaii, and if possible, publicly bid. The remaining two projects shall have been publicly bid. The Independent Engineer shall provide to both parties a copy of all documents and data relied upon in producing the cost estimate.

2. REFERENCES. The independent engineer shall utilize the Standards referenced in Section 2(c) of this agreement.

3. MATERIALS. The facilities shall be designed using HELCO's material standards. HELCO will provide a list of acceptable materials in use prior to commencement of work The new conductor shall be 556.5 kcmil AAC (Dahlia). The shield wire shall be 195.7 kcmil (Amherst).

4. INFORMATION TO BE PROVIDED TO THE INDEPENDENT ENGINEER. HELCO shall provide "as built" drawings of the existing facilities including distribution underbuild.

5. INFORMATION TO BE PROVIDED BY THE INDEPENDENT ENGINEER. The Independent Engineer shall provide a labor and material cost estimate for the project along with a discussion of the development of the cost estimates including adjustments made. The cost estimate shall be broken down by construction units with all distribution shown as separate construction units. Prior to commencing work on the cost estimate the Independent Engineer shall also provide plan and pole framing elevation drawings for approval of both Enserch and HELCO. A bill of materials retired and a bill of materials installed shall also be provided for approval prior to commencing work on the cost estimate.



                                  Schedule 5